Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES SECOND QUARTER RESULTS
Record Revenues Raises 2005 guidance

NORCROSS, GA. (January 7, 2005) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal second quarter ended November 30, 2004 and raised its guidance for the fiscal year.

Revenue for the fiscal second quarter was a record $32.6 million, up 19.9% from $27.2 million in the same period last year; $1.9 million of the revenue for the quarter just ended came from price increases. Gross margin (i.e., gross profit as a percent of sales) improved during the quarter to 56.5% up from 55.5% in the prior year quarter. Net income for the second quarter was $4.2 million versus net income of $3.4 million for the same quarter last year. Diluted earnings per share totaled $0.09 on 47.3 million weighted average shares outstanding and compare with $0.07 on 46.9 million weighted average shares outstanding for the same quarterly period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was effective for shareholders of record as of November 22, 2004.

Sales of instruments were $3.7 million in the second quarter of fiscal 2005, significantly higher than the $2.1 million in the fiscal 2004 second quarter. Instrument sales are very unpredictable due to the long sales cycle. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as sales is currently at $1.2 million.

Reagent gross margin grew to 61.8% during the second quarter of fiscal 2005 compared to 60.8% in the same period last year. This increase was driven by increased sales of Capture® products, price increases in the United States and increased manufacturing efficiencies due in part to the consolidation of the manufacture of red blood cell products into the Norcross facility.

Research and development expenses were $1.2 million in the second quarter, up 71.8% from $672 thousand in the prior year quarter. Spending on the development of the new third generation instrument targeted for the small to medium hospital market was $462 thousand in the second quarter, an increase of $299 thousand over the same period last year.

Selling and marketing, general and administrative, and other expenses rose approximately $2.0 million over the same period in fiscal 2004 due in part to legal fees of approximately $259 thousand associated with employment related litigation and professional fees of approximately $422 thousand associated with the previously-announced investigation by public prosecutors in Milan, Italy and the internal investigation initiated by the Company in response to the Italian investigation.

In connection with its preparation for Sarbanes Oxley 404 internal control assessment, the Company had identified certain weaknesses in internal controls in the Italian subsidiary at the time it learned of the Italian investigation, and the Company was in the process of strengthening those internal controls. Those efforts were accelerated in connection with the internal investigation, and the Company has undertaken a thorough review of the books and records of the Italian subsidiary with the assistance of forensic audit personnel from PricewaterhouseCoopers LLP. That review has identified a number of improperly recorded transactions totaling approximately $730 thousand, which are included in selling and marketing, general and administrative, and other expenses for the second quarter of fiscal 2005. Due to the fact that the quantification of these items have only recently come to light, the Company expects to file its Form 10-Q for the second quarter of fiscal 2005 with the Securities and Exchange Commission within the 5-day extension period allowed by SEC Rule 12b-25.

For the six months ended November 30, 2004, revenues totaled a record $64.7 million (18.9%) increase over the prior year. Net income was $9.2 million, a $2.0 million increase over the prior year. Diluted earnings per share totaled $0.19 on 47.4 million weighted average shares outstanding for the six months as compared to diluted earnings per share of $0.15 on 46.7 million weighted average shares outstanding for the prior year.

“In general we are pleased with our progress in the quarter regarding gross margin improvement, Galileo orders and our overall strategy in growing the business,” said Edward L. Gallup, Chairman and Chief Executive Officer. “However we are obviously disappointed with the number of unusual charges experienced in the quarter.”

Dr. Gioacchino De Chirico, President said, “Sales of our Galileo high volume instrument were very strong in the United States and Japan. During the quarter, 9 Galileo instrument sales met the criteria for revenue recognition — 5 in the United States and 4 in Japan. To date we have received binding purchase orders for 49 Galileo instruments in North America; almost 35% of these purchase orders will result in competitive takeaways. We are very proud of the job our sales team has done in converting leads into orders. Demand for our Galileo high volume instrument continues to be robust in the European market. Today there are 190 Galileo placements worldwide: 168 in Europe, 13 in North America of which six have been recorded as sales in the first six months of the fiscal year, and 9 in Japan.”

Commenting further, Dr. De Chirico stated, “Based on our current view of the business we are raising our revenue and earnings guidance for the year. We now believe we will have 60 Galileo instruments installed in North America by the end of our fiscal year. Based on the strong demand for Galileo we have begun to increase the number of installation personnel.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $2.1 million, or 10.8%, from $19.5 million in the second quarter of 2004 to $21.6 million in the second quarter of 2005. Sales of Capture® products increased approximately $1.0 million to $6.6 million, a 17.5% increase over the prior year quarter. Human collagen sales were $736 thousand during the quarter. There were no sales of collagen in the corresponding prior year period.

-For the current fiscal year-to-date, sales of traditional reagent products were $43.7 million compared with $39.5 million in the prior year period, an increase of 10.6%. Capture® product sales increased approximately $2.6 million to $13.1 million, an increase of 25.0% over the comparable 2004 period. Human collagen sales were $1.5 million for the six months ended November 30, 2004. There were no sales of human collagen in the corresponding prior year period.

-The gross margin on traditional reagents was 57.2% for the current quarter, compared with 56.3% in the prior year quarter. This increase in gross margin is primarily due to price increases in the United States. The gross margin on Capture® products was 76.7% for the current quarter, compared with 76.1% in the prior year quarter. The gross margin on human collagen sales was 25.4% during the quarter.

-Sales of instruments were $3.7 million in the second quarter of 2005 compared to $2.1 million in the second quarter of 2004. The gross margin on instruments, including the impact of the cost of providing service was 22.1% for the current quarter, compared to a negative 2.8% for the same quarter last year. Instrument gross margin benefited from a higher proportion of Galileo sales in the United States, higher service revenue during the period due to a higher number of instruments under service contracts, as well as increases in service contract pricing. Instrument sales for the six months grew by approximately $2.0 million to $6.5 million, a 43.1% increase over the prior year.

-The effect on revenues of the change in the Euro exchange rate was an increase of approximately $641 thousand for the second quarter of 2005. The effect on net income of the change in the Euro exchange rate for this same period was minor for the quarter ended November 30, 2004.

-Distribution expenses increased only slightly for the second quarter of 2005 as compared to the prior year quarter. Selling and marketing, general and administrative, and other expenses increased approximately $2.0 million due primarily to the reasons discussed above. The effect on total operating expenses of the change in the Euro exchange rate was an increase of $312 thousand for the quarter.

-Other income (loss) includes a $530 thousand gain associated with the sale of an investment in the stock of a private company.

2005 Guidance

The following guidance reflects Immucor’s expectations as of January 7, 2005 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its third quarter earnings announcement, which is tentatively planned for early-April 2005.

The Company expects revenues for the fiscal year ending May 31, 2005 to range from $138 million to $143 million, an increase of approximately 22% to 27% over fiscal 2004 revenues. Gross margin is expected to be in the range of 58% to 59%. Net income is expected to be in the range of $24.6 million to $26.0 million, an approximate 96% to 108% increase over fiscal 2004. We expect to generate earnings per diluted share in the range of $0.51 to $0.55 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of ABS2000 in the United States, the continuing sales of the Galileo instrument in Europe and new Galileo sales in Japan and the United States, the associated reagent growth associated with these instrument placements, and sales of the human collagen product. The Company has also assumed 2005 sales of human collagen to range between $3.0 million and $4.0 million.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates. With respect to operating expenses the Company believes that professional fees associated with the ongoing Italian investigation will contribute an additional $2.0 million in expense over the balance of the fiscal year.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

Immucor, Inc. will host a conference call January 7, 2005 at 11:00 a.m. (EST) to review the results. Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer, Dr. Gioacchino De Chirico, President and Steven C. Ramsey, Vice President and Chief Financial Officer. The call will focus on the results for the second quarter, general business trends, and the Company’s outlook for fiscal 2005. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Ramsey during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-888-820-8953, password BLUD. Replays of the conference call will be available for one week beginning at 1:00 PM on January 7, 2005 by calling 1-866-467-2408.  Beginning January 14, 2005, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com..

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2004	2003	2004	2003

NET SALES	$ 32,640,218	$ 27,207,434	$ 64,742,429	$ 54,469,082

COST OF SALES	14,207,722	12,121,903	27,997,461	24,195,483

GROSS PROFIT	18,432,496	15,085,531	36,744,968	30,273,599

OPERATING EXPENSES:
Research and development	1,153,920	671,726	2,242,726	1,461,515
Distribution	1,952,845	1,992,489	3,891,862	4,171,390
Selling and marketing, general and
administrative, & other	8,677,724	6,727,685	15,857,105	13,088,931

	11,784,489	9,391,900	21,991,693	18,721,836

INCOME FROM OPERATIONS	6,648,007	5,693,631	14,753,275	11,551,763

OTHER:
Interest income	111,761	4,079	248,388	6,894
Interest expense	(219,055)	(313,467)	(325,387)	(638,839)
Other income (loss)	575,919	(52,193)	280,715	70,788

	468,625	(361,581)	203,716	(561,157)

INCOME BEFORE INCOME TAXES	7,116,632	5,332,050	14,956,991	10,990,606

INCOME TAXES	2,907,133	1,890,234	5,798,539	3,872,949

NET INCOME	$ 4,209,499	$ 3,441,816	$ 9,158,452	$ 7,117,657

EARNINGS PER SHARE

Per common share	$ 0.09	$ 0.08	$ 0.20	$ 0.16

Per common share - assuming dilution	$ 0.09	$ 0.07	$ 0.19	$ 0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	44,863,430	44,065,733	44,948,897	43,843,284

Diluted	47,343,340	46,914,264	47,408,969	46,709,791

IMMUCOR, INC
Selected Consolidated Balance Sheet Items
	November 30, 2004	May 31, 2004
	(Unaudited)

Cash	$ 18,061,503	$ 15,697,082
Accounts receivable - trade	30,149,641	26,533,796
Inventory	20,032,388	20,160,858
Total current assets	73,962,120	68,623,081
Property and equipment-net	23,232,573	22,846,358
Total assets	130,375,676	124,416,827

Current portion - long-term debt, capital leases and lines of credit	4,855,432	5,842,578
Accounts payable	8,016,543	8,116,645
Total current liabilities	21,458,116	20,362,395
Long-term debt, capital leases, lines of credit and other liabilities	9,044,985	11,101,333
Shareholders' equity	99,872,575	92,953,099